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Exhibit 99.2

SLM CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION
FIRST QUARTER 2004
(Dollars in millions, except per share amounts)

        The following supplemental information should be read in connection with SLM Corporation's (the "Company") press release of first quarter 2004 earnings, dated April 15, 2004.

        Statements in this Supplemental Financial Information release, which refer to expectations as to future developments, are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements contemplate risks, uncertainties and other factors that may cause the actual results to differ materially from such forward-looking statements. Such factors include, among others, changes in the terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations and from changes in such laws and regulations; changes in the demand for educational financing or in financing preferences of educational institutions, students and their families; and changes in the general interest rate environment. For more information, see our filings with the Securities and Exchange Commission ("SEC").

        Definitions for capitalized terms in this document can be found in the Company's 2003 Form 10-K filed with the SEC on March 15, 2004.

Reclassifications

        In May 2003, the Board of Directors approved a three-for-one split of our common stock to be effected in the form of a stock dividend. The additional shares of stock were distributed on June 20, 2003, for all shareholders of record on June 6, 2003. All share and per share amounts presented have been retroactively restated for the stock split. Stockholders' equity has been restated to give retroactive recognition to the stock split for all periods presented by reclassifying from additional paid-in capital to common stock the par value of the additional shares issued as a result of the stock split.

        A recent interpretation of Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions ("realized derivative market value adjustment") that do not qualify as hedges under SFAS No. 133 to be included as realized gains and losses in the derivative market value adjustment on the income statement. As a result, the derivative market value adjustment includes both the unrealized changes in the fair value of our derivatives as well as the realized changes in fair value related to derivative net settlements and dispositions. For "core cash" reporting purposes, we have reclassified the net settlements from the derivative market value adjustment to the financial statement line item of the economically hedged item.

        Certain other reclassifications have been made to the balances as of and for the quarters ended December 31, 2003 and March 31, 2003, to be consistent with classifications adopted for 2004.

RESULTS OF OPERATIONS

        The following table presents the GAAP statements of income for the quarters ended March 31, 2004, December 31, 2003 and March 31, 2003.

Condensed Statements of Income

	Quarters ended
	March 31, 2004	December 31, 2003	March 31, 2003
Interest income:
Federally insured student loans	$469	$446	$467
Private Credit Student Loans	77	51	88
Academic facilities financings and other loans	18	18	20
Investments	43	41	28

Total interest income	607	556	603
Interest expense	285	263	257

Net interest income	322	293	346
Less: provision for losses	40	27	43

Net interest income after provision for losses	282	266	303

Other income:
Gains on student loan securitizations	114	85	306
Servicing and securitization revenue	137	131	189
Derivative market value adjustment	(117)	(4)	(119)
Guarantor servicing fees	35	27	35
Debt management fees	80	69	59
Other	59	92	49

Total other income	308	400	519
Operating expenses	209	255	179

Income before income taxes	381	411	643
Income taxes	90	147	226

Net income	291	264	417
Preferred stock dividends	3	3	3

Net income attributable to common stock	$288	$261	$414

Diluted earnings per common share	$.64	$.57	$.88

        Income tax expense includes the permanent tax impact of excluding gains and losses from equity forward contracts from taxable income.

On-Balance Sheet Floor Income

        The following table summarizes the components of Floor Income from on-balance sheet student loans, net of payments under Floor Income Contracts, for the quarters ended March 31, 2004, December 31, 2003, and March 31, 2003.

	Quarters ended
	March 31, 2004			December 31, 2003			March 31, 2003
(Dollars in billions)	Fixed borrower rate	Variable borrower rate	Total	Fixed borrower rate	Variable borrower rate	Total	Fixed borrower rate	Variable borrower rate	Total
Floor Income:
Gross Floor Income	$124	$2	$126	$128	$1	$129	$137	$13	$150
Payments on Floor Income Contracts	(109)	—	(109)	(99)	—	(99)	(118)	—	(118)

Floor Income	$15	$2	$17	$29	$1	$30	$19	$13	$32

Floor Income in basis points	.11	.02	.13	.24	.01	.25	.18	.11	.29

Securitization Program

Securitization Activity

        The following table summarizes our securitization activity for the quarters ended March 31, 2004, December 31, 2003, and March 31, 2003.

	Quarters ended
	March 31, 2004				December 31, 2003				March 31, 2003
	Number of Transactions	Amount Securitized	Pre-Tax Gain	Gain %	Number of Transactions	Amount Securitized	Pre-Tax Gain	Gain %	Number of Transactions	Amount Securitized	Pre-Tax Gain	Gain %
FFELP Stafford/PLUS loans	—	$—	$—	—%	—	$—	$—	—%	1	$1,256	$20	1.6%
Consolidation Loans	—	—	—	—	—	—	—	—	1	2,005	218	10.9
Private Credit Student Loans	1	1,252	114	9.1	1	1,250	85	6.8	1	1,005	68	6.8

Total securitization sales	1	1,252	$114	9.1%	1	1,250	$85	6.8%	3	4,266	$306	7.2%

On-balance sheet securitization of Consolidation Loans	3	8,023			3	6,767			1	2,056

Total loans securitized	4	$9,275			4	$8,017			4	$6,322

        The increase in the Private Credit securitization gain for the first quarter of 2004 is due to the underlying student loans having higher spreads.

Servicing and Securitization Revenue

        Servicing and securitization revenue, the ongoing revenue from securitized loan pools accounted for off-balance sheet as qualifying special purpose entities, includes the interest earned on the Residual Interest asset, the revenue we receive for servicing the loans in the securitization trusts, and Embedded Floor Income on securitized student loans not previously included in the gain on sale calculation. Interest income recognized on the Residual Interest is based on our anticipated yield, determined by periodically estimating future cash flows.

        The following table summarizes the components of servicing and securitization revenue for the quarters ended March 31, 2004, December 31, 2003 and March 31, 2003.

	Quarters ended
	March 31, 2004	December 31, 2003	March 31, 2003
Servicing revenue	$76	$80	$75
Securitization revenue, before Embedded Floor Income	30	21	57

Servicing and securitization revenue, before Embedded Floor Income	106	101	132
Embedded Floor Income	78	77	78
Less: Floor Income previously recognized in gain calculation	(47)	(47)	(21)

Net Embedded Floor Income	31	30	57

Total servicing and securitization revenue	$137	$131	$189

Average off-balance sheet student loans	$37,786	$39,908	$35,228

Average balance of Retained Interest	$2,442	$2,690	$2,195

Servicing and securitization revenue as a percentage of the average balance of off-balance sheet student loans (annualized)	1.45%	1.31%	2.17%

        The decrease in securitization revenue before Embedded Floor Income for the quarters ended March 31, 2004 and December 31, 2003, is generally due to the impact of Consolidation Loan activity, which resulted in impairment of the Residual Interest asset and negatively impacted yields used to recognize income.

"CORE CASH" RESULTS OF OPERATIONS

Non-GAAP "Core Cash" Earnings

        In accordance with the Rules and Regulations of the SEC, we prepare financial statements in accordance with generally accepted accounting principles ("GAAP"). In addition to evaluating the Company's GAAP-based financial information, management, credit rating agencies, lenders and analysts also evaluate the Company on certain non-GAAP performance measures that we refer to as "core cash" measures. While "core cash" measures are not a substitute for reported results under GAAP, we rely on "core cash" measures in operating our business because we believe they provide additional information regarding the operational and performance indicators that are most closely assessed by management.

        We report pro forma "core cash" measures, which are the primary financial performance measures used by management not only in developing our financial plans and tracking results, but also in establishing corporate performance targets and determining incentive compensation. Our "core cash" measures are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. "Core cash" measures reflect only current period adjustments to GAAP as described below. Accordingly, the Company's "core cash" measures presentation does not represent another comprehensive basis of accounting. A more detailed discussion of the differences between GAAP and "core cash" measures follows.

1)
Securitization: Under GAAP, certain securitization transactions are accounted for as sales of assets. Under "core cash," we present all securitization transactions as long-term non-recourse financings. The upfront "gains" on sale from securitization as well as ongoing "servicing and securitization revenue" presented in accordance with GAAP are excluded from "core cash" and replaced by the interest income, provision for loan losses, and interest expense as they are earned or incurred on the securitized loans.

  The following table summarizes the securitization adjustments for the quarters ended March 31, 2004, December 31, 2003 and March 31, 2003.

	Quarters ended
	March 31, 2004	December 31, 2003	March 31, 2003
"Core cash" securitization adjustments:
Net interest income on securitized loans, after provision for losses	$262	$360	$230
Gains on student loan securitizations	(114)	(85)	(306)
Servicing and securitization revenue	(137)	(131)	(189)

Total "core cash" securitization adjustments	$11	$144	$(265)

2)
Floor Income: The timing and amount (if any) of Floor Income earned is uncertain and in excess of expected spreads and, therefore, we exclude such income when it is not economically hedged from "core cash" measures. We employ derivatives, primarily Floor Income Contracts and futures, to economically hedge Floor Income. As discussed below under "Derivative Accounting," these derivatives do not qualify as effective accounting hedges and therefore are marked-to-market through the derivative market value adjustment. For "core cash" measures, we reverse the fair value adjustments on the Floor Income Contracts and futures economically hedging Floor Income and include the amortization of net premiums received (net of Eurodollar futures contracts' realized gains or losses) in income. Since we exclude Floor Income that is not economically hedged, we also exclude net settlements on derivative contracts, primarily payments on Floor Income Contracts, and certain gains and losses on derivatives and financial instruments that were economically hedging Floor Income. The following table summarizes the Floor Income adjustments for the quarters ended March 31, 2004, December 31, 2003 and March 31, 2003.

	Quarters ended
	March 31, 2004	December 31, 2003	March 31, 2003
"Core cash" Floor Income adjustments:
Floor Income earned on Managed loans	$(34)	$(54)	$(73)
Amortization of net premiums on Floor Income Contracts and futures in net interest income	45	48	38
Net losses related to closed Eurodollar futures contracts economically hedging Floor Income	50	7	1
Losses on sales of derivatives hedging Floor Income	—	2	71

Total "core cash" Floor Income adjustments	$61	$3	$37

3)
Derivative Accounting: SFAS No. 133 requires that changes in the fair value of derivative instruments be recognized currently in earnings unless specific hedge accounting criteria, as specified by SFAS No. 133, are met. We believe that our derivatives are effective economic hedges and they are a critical element of our interest rate risk management strategy. However, under SFAS No. 133, some of our derivatives, primarily Floor Income Contracts, Eurodollar futures contracts, and certain basis swaps and equity forward contracts (discussed in detail below), do not qualify for "hedge treatment" and the stand-alone derivative must be marked-to-market in the income statement with no consideration for the corresponding change in fair value of the hedged item. The derivative market value adjustment is primarily caused by interest rate volatility and changing credit spreads during the period and the volume and term of derivatives not receiving hedge accounting treatment. "Core cash" earnings exclude the periodic unrealized gains and losses primarily caused by the one-sided derivative valuations, and recognize the economic effect of these hedges, which results in any cash paid or received being recognized ratably as an expense or revenue over the hedged item's life.

Our Floor Income Contracts are written options. SFAS No. 133's hedge criteria regarding effectiveness when using written options is more stringent than other hedging relationships. Because the paydown of principal of the student loans underlying the Floor Income embedded in those student loans does not exactly match the change in the notional amount of our written Floor Income Contracts, the written Floor Income Contracts do not qualify as effective hedges under SFAS No. 133. The Floor Income Contracts effectively fix the amount of Floor Income we will earn over the contract period, thus eliminating the timing and uncertainty associated with Floor Income for that period. Prior to SFAS No. 133, we accounted for Floor Income Contracts as hedges and amortized the upfront cash compensation ratably over the lives of the contracts. Under SFAS No. 133, the upfront payment is deemed a liability and changes in fair value are recorded through income throughout the life of the contract. The change in the value of Floor Income Contracts is caused by changing interest rates that cause the amount of Floor Income earned on the underlying student loans and transferred to the counterparties to vary. The change in the market value of the Floor Income Contracts is economically offset by the change in value of the student loan portfolio earning Floor Income, but that offsetting change in value is not recognized under SFAS No. 133.

Basis swaps are used to convert the floating rate debt from one interest rate index to another to match the interest rate characteristics of the assets financed by that debt. We primarily use basis swaps to change the index of our fixed rate and LIBOR-based debt to better match the cash flows of our student loan assets that are primarily indexed to commercial paper, Prime or the Treasury bill. SFAS No. 133 requires that the change in the cash flows of the hedge effectively offset both the change in the cash flows of the asset and the change in the cash flows of the liability. Our basis swaps hedge variable interest rate risk and do not meet this effectiveness test because student loans can earn at either a variable or a fixed interest rate depending on market interest rates. We also have basis swaps that do not meet the SFAS No. 133 effectiveness test that economically hedge off-balance sheet instruments. As a result, these swaps are recorded at fair value with subsequent changes in value reflected in the income statement.

Generally, a decrease in current interest rates and the respective forward interest rate curves results in an unrealized loss related to our written Floor Income Contracts and Eurodollar futures contracts. Related to our basis swaps, if the two underlying indexes (and related forward curve) do not move in parallel we will experience unrealized gains/losses.

Under SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," equity forward contracts that allow a net settlement option either in cash or the Company's stock are required to be accounted for in accordance with SFAS No. 133 as derivatives. As a result, we now account for our equity forward contracts as derivatives in accordance with SFAS No. 133 and mark them to market through earnings.

A recent interpretation of SFAS No. 133 requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions ("realized derivative adjustments") that do not qualify as hedges under SFAS No. 133 to be included as realized gains and losses in the derivative market value adjustment on the income statement. As a result, the derivative market value adjustment includes both the unrealized changes in the fair value of our derivatives as well as the realized gains and losses related to derivative net settlements and dispositions. For "core cash" reporting purposes we have reclassified these payments from the derivative market value adjustment to the income statement line items of the economically hedged item. These reclassifications are summarized below in the table titled " 'Core Cash' Derivative Reclassifications."

The table below quantifies the adjustments for derivative accounting under SFAS No. 133 on our net income for the quarters ended March 31, 2004, December 31, 2003 and March 31, 2003, when compared with the accounting principles employed in all years prior to the SFAS No. 133 implementation.

	Quarters ended
	March 31, 2004	December 31, 2003	March 31, 2003
SFAS No. 133 income statement items:
Derivative market value adjustment included in other income	$117	$4	$119
Less: Realized derivative adjustments (see " 'Core Cash' Derivative Reclassifications")	(216)	(171)	(234)

Total net impact of SFAS No. 133 derivative accounting	$(99)	$(167)	$(115)

4)
Other items: We exclude certain transactions that are not considered part of our core business, including amortization of acquired intangibles, as well as gains and losses on certain sales of securities.

"Core Cash" Statements of Income

	Quarters ended
	March 31, 2004		December 31, 2003		March 31, 2003
Managed interest income:
Managed federally insured student loans		$687		$746		$644
Managed Private Credit Student Loans		114		99		99
Academic facilities financings and other loans		18		18		20
Investments		48		46		29

Total Managed interest income		867		909		792
Managed interest expense		434		427		419

Net Managed interest income		433		482		373
Less: provision for losses		45		26		32

Net Managed interest income after provision for losses		388		456		341

Other income:
Guarantor servicing fees		35		27		35
Debt management fees		80		69		59
Other		59		96		53

Total other income		174		192		147
Operating expenses		202		248		173

Income before income taxes		360		400		315
Income taxes		129		115		112

"Core cash" net income		231		285		203
Preferred stock dividends		3		3		3

"Core cash" net income attributable to common stock		$228		$282		$200

"Core cash" diluted earnings per common share	$	..51	$	..62	$	..43

        Income tax expense for the quarter ended December 31, 2003 includes the benefit of the favorable resolution of various tax matters.

Reconciliation of GAAP Net Income to "Core Cash" Net Income

	Quarters ended
	March 31, 2004	December 31, 2003	March 31, 2003
GAAP net income	$291	$264	$417
"Core cash" adjustments:
Net impact of securitization accounting	11	144	(265)
Net impact of Floor Income	61	3	37
Net impact of derivative accounting	(99)	(167)	(115)
Amortization of acquired intangibles and other	7	9	15

Total "core cash" adjustments before income taxes	(20)	(11)	(328)
Net tax effect (A)	(40)	32	114

Total "core cash" adjustments	(60)	21	(214)

"Core cash" net income	$231	$285	$203

(A)
Such tax effect is generally based upon the Company's marginal tax rate for the respective period. The net tax effect results primarily from the exclusion of the permanent income tax impact of the equity forward contracts.

"Core Cash" Derivative Reclassifications

        As discussed above, a recent interpretation of SFAS No. 133 requires net settlement income/expense on derivatives and realized gains/losses on derivative dispositions ("realized derivative market value adjustment") that do not qualify as hedges under SFAS No. 133 to be included as realized gains and losses in the derivative market value adjustment on the income statement. For "core cash" reporting purposes we have reclassified these payments from the derivative market value adjustment to the income statement line items of the economically hedged item.

	Quarters ended
	March 31, 2004	December 31, 2003	March 31, 2003
Reclassification of realized derivative market value adjustments:
Payments on Floor Income Contracts reclassified to on-balance sheet student loan income	$(109)	$(99)	$(118)
Payments on Floor Income Contracts reclassified to off-balance sheet student loan income	(58)	(58)	(36)
Net settlements on interest rate swaps reclassified to on-balance sheet interest expense	12	10	12
Net settlements on interest rate swaps reclassified to off-balance sheet interest expense	(13)	(16)	(15)
Realized gain/loss on closed Eurodollar futures contracts and terminated derivative contracts	(48)	(8)	(77)

Total reclassifications of derivative net settlements	$(216)	$(171)	$(234)

"Core Cash" Student Loan Spread

        The following table analyzes the reported earnings from our portfolio of Managed student loans, which includes loans both on-balance sheet and off-balance sheet in securitization trusts and excludes Floor Income.

	Quarters ended
	March 31, 2004	December 31, 2003	March 31, 2003
"Core cash" student loan yields	4.15%	4.15%	4.44%
Consolidation Loan Rebate Fees	(.40)	(.38)	(.34)
Offset Fees	(.03)	(.03)	(.04)
Borrower benefits	(.08)	.11	(.11)
Premium and origination fee amortization	(.09)	—	(.16)

"Core cash" student loan net yield	3.55	3.85	3.79
"Core cash" student loan cost of funds	(1.64)	(1.64)	(1.86)

"Core cash" student loan spread	1.91%	2.21%	1.93%

Average Balances
On-balance sheet student loans	$52,892	$47,305	$44,159
Off-balance sheet student loans	37,786	39,908	35,228

Managed student loans	$90,678	$87,213	$79,387

Student Loan Spread Analysis

        The decrease in the first quarter of 2004 student loan spread versus the prior quarter is primarily due to the changes in estimates in the fourth quarter of 2003 discussed below. Exclusive of these fourth quarter 2003 changes in estimates, the first quarter spread was negatively impacted by higher spreads on our debt funding student loans and the increase in the average balance of Consolidation Loans as a percentage of the Managed portfolio. The increase in the spread to the index on our debt is due to the replacement of lower cost GSE funding with non-GSE funding in connection with the GSE Wind-Down. GSE debt generally has lower credit spreads than non-GSE funding sources and our non-GSE liabilities are significantly longer in duration than our GSE liabilities. Also, we use higher cost, longer-term debt to fund Consolidation Loans.

        Consolidation Loans have lower spreads than other FFELP loans due to the 105 basis point Consolidation Loan Rebate Fee. The negative effect of this fee is partially offset by the absence of the 30 basis point Offset Fee on GSE student loans, higher SAP yield and lower student loan premium amortization discussed below. As long as interest rates remain at historically low levels and absent a program change in the next HEA reauthorization, we expect Consolidation Loans to be actively marketed by the student loan industry and remain an attractive refinancing option for borrowers, resulting in Consolidation Loans representing an increasing percentage of our federally guaranteed student loan portfolio.

        These negatives were offset by the increase in the average balance of Managed Private Credit Student Loans as a percentage of the average Managed student loan portfolio from 8 percent in the first quarter 2003 to 10 percent in the first quarter 2004, by higher amortization of upfront premiums received on Floor Income Contracts, and by changes in premium amortization estimates from Consolidation Loan activity in the first quarter of 2004. Private Credit Student Loans are subject to credit risk and therefore earn higher spreads which averaged 4.50 percent in the first quarter of 2004 before an estimate adjustment that extended the term of the loans and lowered discount amortization as discussed below for the Managed Private Credit Student Loan portfolio versus a spread of

1.54 percent for the Managed guaranteed student loan portfolio before Floor Income and estimate adjustments. The increase in the amortization of the upfront premiums was due to the increase in Floor Income Contracts outstanding. There were also lower borrower benefits in the first quarter 2004 due to the reduction in our estimate of the number of borrowers who qualify for the benefit.

        Under SFAS No. 91 "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases," when actual Consolidation Loan activity differs from predicted results we must adjust the premium balance from inception to reflect the new term of the loan portfolio. In the first quarter of 2004, the pace of Consolidation Loan activity was higher than predicted resulting in lower than expected premium amortization. Additionally, the overall longer amortization terms from Consolidation Loans decreased the first quarter 2004 premium amortization as the average balance of Consolidation Loans grew as a percentage of the average Managed FFELP student loan portfolio from 36 percent in the first quarter of 2003 to 44 percent in first quarter of 2004. Additionally, based on further analysis of student loans in our trust portfolios, and Private Credit Student Loans, we increased the term for amortizing premiums and discounts related to those loans. The net effect of these items lowered premium amortization expense by $16 million.

Estimates of Premium and Origination Fee Amortization and Borrower Benefits

        When we consolidate an on-balance sheet FFELP Stafford loan, the term of the loan is extended and the amortization of the premium is likewise extended to match the new term of the loan. Conversely, if an on-balance sheet FFELP Stafford student loan consolidates with another lender, it is treated as a prepayment. We calculate a Constant Prepayment Rate ("CPR") to estimate the effect of term extensions and prepayments on the average life of the student loan portfolio, which is then used to calculate premium amortization.

        In the fourth quarter of 2003, we updated our estimate of the CPR to reflect the effect of the high rate of Consolidation Loan activity on estimates for capitalizing and amortizing student loan premiums and discounts under SFAS No. 91. In response to the increase in Consolidation Loan activity, we decreased the CPR for FFELP Stafford loans to reflect the extension of the term of these loans when consolidated, which increased the unamortized student loan premium and decreased premium amortization. At the same time, we increased the CPR for the Consolidation Loan portfolio, which had the opposite effect on the premium balance and premium amortization. The net effect of this activity was a $51 million estimate adjustment in the fourth quarter of 2003 to increase the unamortized student loan premium and reduce current period amortization expense for the Managed portfolio.

        In the fourth quarter of 2003, we also projected that our Private Credit Student Loan portfolio is amortizing slower than previously anticipated and we therefore increased the average term of Private Credit Student Loans in connection with the calculation of the amortization of the student loan discount. This resulted in a $23 million estimate adjustment to increase the balance of the unamortized student loan discount and to decrease current period discount amortization.

        The net effect of these estimate updates was a decrease in premium amortization of $28 million or a 13 basis point increase in the fourth quarter of 2003 student loan spread.

        The $51 million fourth quarter 2003 increase in the Managed student loan premium from Consolidation Loan activity versus the $19 million decrease in the on-balance sheet premium was primarily due to Consolidation Loans constituting 59 percent of the average on-balance sheet FFELP portfolio versus 42 percent of the average Managed portfolio. Plus, the portfolio of FFELP Stafford loans on-balance sheet includes a greater percentage of newly acquired loans that have had little amortization and, as a result, any adjustment to reflect changes in estimates would be much less if all other factors remained equal.

        Consolidation Loan activity also affects the effective interest calculation of our borrower benefits programs. When a student loan consolidates, the borrower is no longer eligible for the FFELP Stafford borrower benefit, but is eligible for a lower Consolidation Loan benefit. Based on higher projected rates of consolidation, we reduced our fourth quarter 2003 estimate of the number of borrowers who eventually qualify for FFELP Stafford borrower benefits. This change in estimate resulted in a $39 million estimate adjustment in the fourth quarter of 2003 to reduce the estimated borrower benefit liability and increase student loan income.

Allowance for Private Credit Student Loan Losses—Managed Basis

        The allowance for Private Credit Student Loan losses is an estimate of losses in the portfolio at the balance sheet date that will be charged off in subsequent periods. We estimate our losses using historical data from our Private Credit Student Loan portfolios, extrapolations of FFELP loan loss data, current trends and relevant industry information. As our Private Credit Student Loan portfolios continue to mature, more reliance is placed on our own historic Private Credit Student Loan charge-off and recovery data. Accordingly, during the fourth quarter of 2003, we revised our expected default assumptions to further align the allowance estimate with our collection experience and the terms and policies of the individual Private Credit Student Loan programs. We use this data in internally developed models to estimate the amount of losses, net of subsequent collections, projected to occur in the Private Credit Student Loan portfolios.

        An analysis of our Managed allowance for loan losses for Private Credit Student Loans for the quarters ended March 31, 2004, December 31, 2003, and March 31, 2003 is presented in the following table.

	Quarters ended
	March 31, 2004	December 31, 2003	March 31, 2003
Managed Private Credit allowance balance at beginning of period	$259	$252	$194
Provision for Managed Private Credit Student Loan losses	37	29	32
Other	—	—	7
Charge-offs:
Managed Private Credit Student Loans	(26)	(25)	(17)
Managed Private Credit recoveries	2	3	2

Total charge-offs, net of recoveries	(24)	(22)	(15)

Managed Private Credit allowance balance at end of period	$272	$259	$218

Net Managed Private Credit charge-offs as a percentage of average Managed Private Credit Student Loans (annualized)	1.03%	1.06%	.94%
Net Managed Private Credit charge-offs as a percentage of average Managed Private Credit Student Loans in repayment (annualized)	2.16%	2.20%	1.78%
Managed Private Credit allowance as a percentage of average Managed Private Credit Student Loans	2.98%	3.12%	3.44%
Managed Private Credit allowance as a percentage of the ending balance of Managed Private Credit Student Loans	2.90%	3.02%	3.24%
Managed Private Credit allowance as a percentage of Managed Private Credit Student Loans in repayment	6.16%	5.98%	6.39%
Average balance of Managed Private Credit Student Loans	$9,142	$8,292	$6,323
Ending balance of Managed Private Credit Student Loans	$9,408	$8,563	$6,716
Average balance of Managed Private Credit Student Loans in repayment	$4,376	$4,007	$3,354
Ending balance of Managed Private Credit Student Loans in repayment	$4,422	$4,329	$3,410

        The increase in the Managed provision for Private Credit Student Loans for the first quarter of 2004 versus the prior quarter is mainly due to the increase of Private Credit Loans entering repayment and to the revision of our default assumptions in the fourth quarter of 2003.

Delinquencies—Managed Basis

        The table below shows our Private Credit Student Loan delinquency trends at March 31, 2004, December 31, 2003, and March 31, 2003 on a Managed Basis. Delinquencies have the potential to adversely impact earnings if the account charges off and results in increased servicing and collection costs.

        Loans in forbearance status increased from 10 percent of loans in repayment and forbearance status at December 31, 2003 to 12 percent of loans in repayment and forbearance status at March 31, 2004. The increase is primarily due to seasonality. Borrowers graduating in the spring of 2003 are in the early stages of loan repayment which is the time borrowers are most likely to request a temporary forbearance. The ratio at March 31, 2003 was 11 percent. The increase over the year ago period is due to a temporary spike in forbearances granted on career training loans during a loan system conversion. The career training ratio has been gradually declining but is not yet back down to the March 31, 2003 level. For all other categories of Private Credit Student Loans, the forbearance ratio decreased when compared to March 31, 2003.

	March 31, 2004		December 31, 2003		March 31, 2003
	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$4,386		$3,752		$2,892
Loans in forbearance(2)	600		482		414
Loans in repayment and percentage of each status:
Loans current	4,090	92%	3,980	92%	3,118	91%
Loans delinquent 30-59 days(3)	126	3	151	3	136	4
Loans delinquent 60-89 days	82	2	75	2	72	2
Loans delinquent 90 days or greater	124	3	123	3	84	3

Total Managed Private Credit Student Loans in repayment	4,422	100%	4,329	100%	3,410	100%

Total Managed Private Credit Student Loans	9,408		8,563		6,716
Managed Private Credit Student Loan allowance for losses	(272)		(259)		(218)

Managed Private Credit Student Loans, net	$9,136		$8,304		$6,498

Percentage of Managed Private Credit Student Loans in repayment	47%		51%		51%

Delinquencies as a percentage of Managed Private Credit Student Loans in repayment	8%		8%		9%

(1)
Loans for borrowers who still may be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)
Loans for borrowers who have temporarily ceased making full payments due to hardship or other factors, consistent with the established loan program servicing procedures and policies. Additionally, the forbearance balance at March 31, 2004 and December 31, 2003 included $7 million and $9 million, respectively, of career training loans in "closed school" status.

(3)
The period of delinquency is based on the number of days scheduled payments are contractually past due.

"Core Cash" Operating Expenses

        First quarter operating expenses were $202 million versus $173 million in the year-ago quarter and $248 million in the fourth quarter of 2003. The decrease in operating expenses versus the prior quarter was primarily due to a $40 million contribution to the Sallie Mae Fund in the fourth quarter of 2003 and to seasonal factors. The increase in operating expenses versus the year-ago quarter can mainly be attributed to an increase in operating expenses related to the acquisition of Academic Management Services Corp. in the fourth quarter of 2003, an increase in mortgage operating expenses due to the acquisition of Pioneer Mortgage in the second quarter of 2003, increased servicing and debt management expenses consistent with the growth in borrowers and the growth in the debt management business, and the write-off of capitalized software. In addition, in the first quarter of 2003, we recognized $9 million for servicing adjustments related to an under-billing error. Student loan servicing expenses as a percentage of the average balance of student loans serviced was .15 percent and .16 percent for the quarters ended March 31, 2004 and 2003, respectively.

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SLM CORPORATION SUPPLEMENTAL FINANCIAL INFORMATION FIRST QUARTER 2004 (Dollars in millions, except per share amounts)